PAGE 1
                    ARCHER-DANIELS-MIDLAND COMPANY
             4666 Faries Parkway, Decatur, Illinois 62526

                       NOTICE OF ANNUAL MEETING


To All Stockholders:

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, October 26, 2000, at 11:00 A.M., for the following purposes:

 (1)    To elect Directors to hold office until the next Annual
Meeting of                                       Stockholders and until
their successors are duly elected and qualified;

 (2)    To ratify the appointment by the Board of Directors of Ernst
&
         Young LLP as independent auditors to audit the accounts of the
         Company for the fiscal year ending June 30, 2001;

 (3) If properly presented, to consider and act upon the Stockholders'
          proposals set forth in the proxy statement; and

 (4) To transact such other business as may properly come before the meeting.

                              By Order of the Board of Directors

                              D. J. Smith, Secretary

 September 18, 2000
 1
PAGE 2

                    ARCHER-DANIELS-MIDLAND COMPANY
             4666 Faries Parkway, Decatur, Illinois 62526

                          September 18, 2000

                            PROXY STATEMENT

 General Matters

 The accompanying proxy is SOLICITED BY THE BOARD OF DIRECTORS of Archer-Daniels-Midland Company (the "Company") for the Annual Meeting of Stockholders of the Company to be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, October 26, 2000, at 11:00 A.M. This Proxy Statement and the enclosed form of proxy are first being mailed to Stockholders on or about September 18, 2000.

 The cost of solicitation of proxies will be borne by the Company. Georgeson Shareholder Communications Inc. has been retained by the Company to assist in solicitation of proxies at a fee of $19,000, plus reasonable out-of-pocket expenses. Solicitation other than by mail may be made by officers or by regular employees of the Company or by employees of Georgeson Shareholder Communications Inc. by personal or telephone solicitation, the cost of which is expected to be nominal. The Company will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

 Only holders of shares of Common Stock of record at the close of business on August 28, 2000 will be entitled to notice of and to vote at the meeting and at all adjournments thereof. At the close of business on August 28, 2000, the Company had outstanding 601,601,595 shares of Common Stock, each share being entitled to one vote.

 Admittance to the Annual Meeting will be limited to Stockholders.
If you are a Stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the Annual Meeting. The number of people admitted will be determined by how the shares are registered, as indicated on the admission ticket. If you are a Stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to: Archer-Daniels-Midland Company Shareholder Relations, 4666 Faries Parkway, Decatur, IL 62526-5666. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. Stockholders who are not pre-registered will only be admitted to the meeting upon verification of stock ownership. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 20, 2000, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 9:30 A.M. on the day of the Annual Meeting.

 Shares represented by proxies in the form enclosed, properly executed, will be voted. Proxies may be revoked at any time prior to being voted.

Principal Holders of Voting Securities

 The following Stockholder is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, based upon filings thereof with the Securities and
Exchange Commission.
 2
 PAGE 3

Name and Address of Beneficial Owner         Amount         Percent of
Class

State Farm Mutual Automobile Insurance       50,875,698
8.46
Company and Related Entities
Bloomington, Illinois  61701

Election of Directors

 It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.

 Thirteen of the fourteen nominees proposed for election to the Board of Directors are presently members of the Board. The new nominee for election to the Board of Directors, Herman de Boon, is the Chief Executive of Royal Cebeco Group. Royal Cebeco Group, through its member cooperatives, is engaged in the business of producing and trading base materials, raw materials for compound feeds, farm supplies and foodstuffs.

 The proxies (unless otherwise directed) will be voted for the election of the nominees named herein as Directors to hold office until the next succeeding Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event any nominee for Director becomes unavailable, it is intended that the persons named in the proxy may vote for a substitute who will be designated by the Board of Directors. The Board has no reason to believe that any nominee will be unable to serve as a Director. All present members of the Board have served continuously as Directors from the year stated.

 The nominees, their age, position with the Company, principal occupation, directorships of other publicly-owned companies, the year in which each first became a Director, and the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each are shown in the following table. Except for Ms. Mollie Hale Carter and Messrs. Richard Burt and Andrew Young, all of the nominees have been Executive Officers of their respective companies or employed as otherwise specified below for at least the last five years. Ms. Carter was a Senior Investment Officer for the John Hancock Mutual Life Insurance Company from 1987 until 1997 at which time she became Chairman of Sunflower Bank in Salina, Kansas and Vice President of Star A, Inc. Until 1994, Mr. Burt was a partner with McKinsey & Company, specializing in international business strategy and telecommunications, at which time he became Chairman of International Equity Partners, a Washington consulting firm, and later in 1998 formed IEP Advisors, LLP of which he serves as Chairman. Ambassador Young served as Vice-Chairman of the Law Companies Group, an engineering and environmental consulting company, from January 1990 until 1996 when he retired from this position to serve as Co-Chairman of the Atlanta Committee for the Olympic Games. In January 1997, Ambassador Young was appointed as Co-Chairman of GoodWorks International and in 1998 was appointed Chairman of that company.

 A plurality of the votes cast by the holders of shares of Common
Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of Directors is required for the election of Directors.

3
PAGE 4
Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting.
However, shares of a Stockholder who either abstains, withholds authority to vote for the election of directors or who does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors.

Name, Age, Principal Occupation or  Year First    Common
Percent
Position, Directorships of Other    Elected as    Stock             of
Publicly-Owned Companies             Director     Owned
Class

D. O. Andreas, 82, Chairman   1966    26,930,4  (1)(2)  4.48
Emeritus of the Board. He is          91        (3)
a Director of Hollinger
International, Inc.

 G. Allen Andreas, 57,        1997    3,946,10  (1)(4)    *
Chairman of the Board and             9
Chief Executive of the
Company.

John R. Block, 65, President, 1996    12,283    (2)       *
Food Distributors
International (a trade
association whose members are
independent wholesale grocers
and food service
distributors).  He is a
Director of Deere & Company
and Hormel Foods Corporation.

Richard Burt, 53, Chairman of 1996    9,428     (2)       *
IEP Advisors, LLP(a direct
investment and advisory
services organization).  Mr.
Burt is also the Chairman of
Weirton Steel Corporation and
a Director of Hollinger
International, Inc., Paine
Webber Mutual Funds, Deutsche
Banc Alex. Brown, Anchor
Gaming, and Homestake Mining
Company.

 Mollie Hale Carter, 38,      1996    13,045,9  (2)(5)    2.17
Chairman,    Sunflower Bank           95
and Vice President, Star A,
Inc. (a farming and ranching
operation).

 G. O. Coan, 64, Chief        1995    3,502,03  (2)(6)    *
Executive Officer of Gold             7
Kist Inc. (a farmer-owned
cooperative).  He is a
Director of SunTrust Banks
Inc. and Cotton States Life
Insurance Company.

Herman de Boon, 53, Chief                                 *
Executive Officer of Royal            2,000,00  (7)
Cebeco Group (an                      0
international agri-food
cooperative).

F. Ross Johnson, 68, Chairman 1989    189,893   (2)       *
of RJM Group, Inc. (an
international management and
advisory organization).  He
is a Director of American
Express Company, Power
Corporation of Canada and
Noma Industries of Canada.

                                                          *
D. J. Mimran,33, Chief        1999    3,852,37
Executive Officer of Groupe           7         (2)(8)
Mimran and President of
Eurafrique, Sometra and Cavpa
(international grain trading
companies).

M. Brian Mulroney, 61, Senior 1993    22,611    (2)       *
Partner in the law firm of
Ogilvy Renault.  He is a
Director of Barrick Gold
Corporation, Petrofina S.A.,
The TrizecHahn Corporation,
Cendant Corporation, Quebecor
Inc. and Quebecor Printing,
Inc.

 Robert S. Strauss, 81,       1992    60,223    (2)       *
Partner in the law firm of
Akin, Gump, Strauss, Hauer &
Feld. Mr. Strauss is a
Director of Hollinger
International, Inc.

J. K. Vanier, 72, Chief       1978    10,925,6  (2)(9)    1.82
Executive Officer, Western            93
Star Ag. Resources,
Inc.(investments and
livestock).

O. G. Webb, 64, farmer.       1991    2,979,91  (2)(10    *
Former Chairman of the Board          8         )
and President, GROWMARK, Inc.
(a farmer-owned cooperative).

Andrew Young, 68, Chairman of 1997    19,117    (2)       *
GoodWorks International (a
specialty consulting group).
Mr. Young is a Director of
Delta Airlines, Inc., Argus
Inc., Host Marriott
Corporation, Cox
Communication Inc. and Thomas
Nelson, Inc.

* Less than 1% of outstanding shares
4
PAGE 5
(1) Includes shares allocated as a beneficiary under the Company's Tax Reduction Act Stock Ownership Plan (TRASOP) and ADM Employee Stock Ownership Plan (ESOP).
(2)  Includes stock units allocated under the Company's Stock Unit
Plan for Nonemployee     Directors that are deemed to be the
equivalent of outstanding shares of Common Stock for bookkeeping and valuation purposes.
(3) Includes 19,467,943 shares in which Mr. Andreas disclaims any beneficial interest,in trust for members of his family of which he is a Trustee and in a partnership of which Mr. Andreas is the Managing Partner which includes 188,310 shares held for Mr. G. Allen Andreas.
(4) Includes 3,604,985 shares in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a Trustee or has sole or shared voting power. Includes 83,353 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
(5) Includes 4,515,463 shares owned by or in trust for members of Ms. Carter's family in which Ms. Carter disclaims beneficial interest in 162,657 shares. Includes 8,508,935 shares held in family corporations with respect to which Ms. Carter disclaims any beneficial interest in 7,963,091.
(6) Includes 3,485,113 shares owned by Gold Kist Inc. and 177 shares owned by a member of Mr. Coan's family in which Mr. Coan disclaims any beneficial interest.
(7) Includes 2,000,000 shares owned by Intrade N.V. of which Mr. de Boon is Chairman of the Board of Supervisory Directors and in which he disclaims any beneficial interest.
(8) Includes 1,440,000 shares of which Mr. Mimran has shared voting power.
(9) Includes 117,399 shares owned by members of Mr. Vanier's family in which he disclaims any beneficial interest. Includes 6,929,612 shares in various trusts of which Mr. Vanier is one of the Trustees and in a corporation in which Mr. Vanier and members of his family have certain beneficial interests (see footnote 5; Mr. Vanier is the brother of Ms. Carter's mother and 3,721,383 of the reported shares were also reported by Ms. Carter).
(10) Includes 2,965,821 shares owned by GROWMARK, Inc. in which Mr. Webb disclaims any beneficial interest.


  J. D. McNamara, B. D Kraft, C. T. Bayless and M. L. Andreas are four of the five highest paid Executive Officers of the Company but are not Directors of the Company.

 J. D. McNamara beneficially owns 28,777 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's ESOP, ADM Registered Retirement Savings and Stock Purchase Plan and ADM Voluntary Stock Purchase Plan and (2) 17,409 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

 B. D Kraft beneficially owns 3,097,046 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP, ESOP and Tabor Employees Profit Sharing Plan, (2) 99,006 shares in trusts for members of his immediate family of which he is a Co-Trustee and in which he disclaims any beneficial interest, and (3) 41,943 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

 5
PAGE 6
 C. T. Bayless retired as Executive Vice President and Special Assistant to the Chief Executive on June 30, 2000. Mr. Bayless beneficially owns 208,631 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ESOP, (2) 195 shares owned by a member of his family with respect to which he disclaims any beneficial interest, and
(3) 41,653 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

 M. L. Andreas beneficially owns 1,641,729 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ESOP, (2) 1,248,748 shares owned by Andreas Corporation with respect to which he disclaims any beneficial interest in 1,036,461 shares, (3) 142,391 shares in trusts for members of his family and in which he disclaims any beneficial interest, and (4) 33,637 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

 Common Stock beneficially owned by all Directors and Executive Officers as a group, numbering 42 persons including those listed above, is 72,571,862 shares representing 12.06% of the outstanding shares, of which 691,209 shares are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

 G. Allen Andreas and M. L. Andreas are nephews of D. O. Andreas. G. Allen Andreas and M. L. Andreas are cousins. Mollie Hale Carter is a niece of J. K. Vanier.

Information Concerning Committees and Meetings

 During the last fiscal year the Board of Directors of the Company held five regularly scheduled meetings.

 During the last fiscal year, the Board had Audit, Compensation, Nominating, Succession, Public Policy, Corporate Governance, and Executive Committees. The Audit Committee consisted of Messrs. Coan, Block, Burt, Mimran, Young and Ms. Carter; the Compensation Committee consisted of Messrs. Webb, Block, Coan, Johnson, Mimran and Vanier; the Nominating Committee consisted of Ms. Carter and Messrs. Burt, Coan and Young; the Succession Committee consisted of Messrs. Webb, Coan, Johnson, Strauss and Vanier; the Public Policy Committee consisted of Messrs. Mulroney, Block, Burt, Webb and Young; the Corporate Governance Committee consisted of Messrs. Coan, Block, Burt, Johnson, Mimran, Mulroney, Strauss, Vanier, Webb, Young and Ms. Carter; and the Executive Committee consisted of Messrs. G. A. Andreas, Coan and Strauss and Ms. Carter.

 The Audit Committee, which met four times during the fiscal year, reviews (1) the overall plan of the annual independent audit, (2) financial statements, (3) scope of audit procedures, (4) the performance of the Company's independent auditors and internal auditors, (5) auditors' evaluation of internal controls, and (6) matters of legal compliance.

 The Compensation Committee, which met four times during the fiscal year, reviews and establishes compensation of Officers, approves direct annual compensation to any employee in the amount of $200,000 or more, approves awards to employees pursuant to the incentive compensation plans of the Company, and approves modifications in employee benefit plans with respect to the benefits salaried employees receive under such plans. All of its actions are submitted to the Board for ratification.
6
PAGE 7
 The Nominating Committee, which met once during the fiscal year, considers and recommends nominees to the Board. The Committee will consider nominees recommended by a Stockholder provided the Stockholder submits the nominee's name in a written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than sixty nor more than ninety days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided that, in the event that the Annual Meeting is called for a date that is not within thirty days before or after such anniversary date, the notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs (different notice delivery requirements may apply if the number of Directors to be elected at an Annual Meeting is being increased, and there is no public announcement by the Company naming all of the nominees or specifying the size of the increased Board at least one hundred days prior to the first anniversary of the preceding year's Annual Meeting). Any such notice must set forth the information required by Section 1.4(c)of the Company's Bylaws, and must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a Director if elected.

 The Succession Committee, which met twice during the fiscal year, reviews and establishes the succession plans for the management of the Company.

 The Public Policy Committee, which met twice during the fiscal year, reviews and recommends activities directed at fulfilling the social responsibility of the Company.

 The Corporate Governance Committee, which met once during the fiscal year, assesses Board and Committee effectiveness and establishes and approves performance criteria for evaluation of the Chief Executive.

 The Executive Committee, which did not meet during the fiscal year, exercises the power and authority of the Board in the management and direction of the business and affairs of the Company when the Board is not in session.

7
PAGE 8
Executive Compensation

 The following table sets forth information concerning the Company's Chief Executive and the four other most highly paid Executive Officers of the Company.

                           Summary Compensation Table
                                                   Long Term Compensation
                    Annual Compensation                         All
Name and                                                         Securities
Principal           Fiscal                    Other        Annual            Restricted
Underlying  Other
Position       Year   Salary   Bonus   Compensation      Stock   Awards         Options
Compensation
_________    ______  ($)_  _($)_ ___($)______    _____($)____      (#)(2)____    ($)(3)
__

 G. A. Andreas20002,373,972-0- 69,419(4)          -0-           500,000     8,500
Chairman and 19992,437,698-0-      -0-             -0-           118,123     8,000
Chief Executive    19982,128,495   -0-      -0-           -0-                  -0-   8,000

 J. D. McNamara,  20001,198,751   -0-      -0-         -0-          300,000 8,500
President    1999 625,543 -0-      -0-             -0-             47,250    8,000
             1998  257,212(1)      -0-      -0-         -0-              -0-         8,000

 C. T. Bayless,   2000 996,507    -0-      -0-        245,313(5)           -0-       8,500
(Retired)    1999815,349  -0-        -0-                 -0-              31,499
8,000
 Executive Vice   1998 628,728    -0-      -0-                -0-               -0-
8,000
President and
Special Assistant
to the Chief
Executive

B. D Kraft   2000994,735  -0-      -0-              -0-           -0-
8,500
Senior Vice  1999947,744  -0-      -0-              -0-           20,999
8,000
President    1998861,502  -0-      -0-              -0-                  -0-
8,000


M. L. Andreas,2000781,507 -0-      -0-               -0-           100,000
8,500
Senior Vice  1999748,445  -0-      -0-               -0-            20,999
8,000
President and 1998701,186 -0-      -0-              -0-                  -0-
8,000
Assistant to the
Chief Executive

8

PAGE 9

(1)  Salary paid all or in part in Canadian currency and converted to
U.S. currency based on an exchange rate of $1.4730 on June 30, 1999.
(2)  Number of options granted in fiscal year indicated and adjusted for all stock dividends and stock splits paid to date.
(3)  These amounts represent the Company's matching contribution under the ESOP in calendar years 1998, 1999 and 2000.  The Company converted the ESOP, formerly called the ADM Savings and Investment Plan, to an employee stock ownership plan effective April 1, 1998. This is a contributory plan available to all salaried employees, as well as hourly employees at specific locations, who have completed one year of service with the Company. For most locations employees can contribute
1% to 10% of regular earnings and the Company's matching contribution is equal to 100% of the first 4% and 50% of the next 2% of the employee's contribution.  The maximum employee contribution in calendar years 1998,1999 and 2000 was $10,000.  The employees' and the
Company's contributions are used to purchase Common Stock of the
Company from the Company.  After age 55, employees with 10 or more years of service are offered investment options as required by IRS regulations for employee stock ownership plans. All contributions are fully-vested to the participants; however, there are withdrawal restrictions.
(4)   Includes   $45,203   for  personal  use  of  company-owned   aircraft   in
2000.    Amounts   for   Other   Annual   Compensation   are   reported   on   a
calendar year basis.
(5)      On  June  29,  2000,  Mr.  C.  T.  Bayless  was  granted  a  restricted
stock  award  in  the  amount  of  25,000  shares  valued  at  $245,313  as   of
June  30,  2000.   The  restricted  stock shall  vest  on  June  30,  2002,  and
all   dividends   shall  be  paid  to  Mr.  Bayless.   This   grant   was   made
pursuant   to   the   Incentive  Compensation  Plan   approved   at   the   1999
Annual Meeting of Stockholders.

  During the last fiscal year, compensation for nonemployee Directors consisted of an annual retainer of $100,000, at least one-half of which will be paid in stock units pursuant to the Company's Stock Unit Plan for Nonemployee Directors.


9
PAGE 10

                     Stock Option Grants In Last Fiscal Year

                                                       Potential Realizable
                                                            Value at Assumed
                                                       Annual Rates of Stock
                                                       Price Appreciation for
                    Individual Grants                            Option Term

                       Percent
                       of
             Number    Total
             of        Options
             Securiti  Granted  Exercis
             esUnderl  to       e or
             ying      Employe  Base     Expirati  0%($)  5%($)    10% ($)
Name         Options   es in    Price    on Date   (2)    (2)      (2)
             Granted   Fiscal   ($/Sh)
             (#) (1)   Year
G. A.        166,667   3.02     10.0000  5/1/2010  -0-             2,656,672
Andreas                                                   881,668
             166,667   3.02     12.5000  5/1/2010  -0-             2,240,004
                                                          631,668
             166,666   3.02     15.0000  5/1/2010  -0-             1,823,326
                                                          215,000

J. D.        100,000   1.81     10.0000  5/1/2010  -0-             1,594,000
McNamara                                                  529,000
             100,000   1.81     12.5000  5/1/2010  -0-             1,344,000
                                                          379,000
             100,000   1.81     15.0000  5/1/2010  -0-             1,094,000
                                                          129,000

M. L.         33,334    .60     10.0000  5/1/2010  -0-               531,344
Andreas                                                   176,337
              33,333    .60     12.5000  5/1/2010  -0-               447,996
                                                          126,332
              33,333    .60     15.0000  5/1/2010  -0-               364,663
                                                          43,000

(1) For the period July 1, 1999 through June 30,2000 the Executive Officers named above were granted ten year incentive and non-qualified stock options
exercisable in equal annual increments commencing on   the second through the
tenth anniversary dates.

(2) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 0%, 5% and 10% set by the Securities and Exchange Commission, and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

10
PAGE 11

                 Aggregated Option Exercises in Fiscal Year and
                        Fiscal Year-End Option Values (1)

Name           Shares       Value      Number of Unexercised   Value of Unexercised
               Acquired on  Realized   Options at Fiscal Year- In-the-Money Options
               Exercise     ($)        End (#)                 at Fiscal Year-End ($)
               (#)

_____________  ___________  _________  _________  ___________  _________  ___________
___            __           __         __         __           __         __

                                       Exercisab  Unexercisab  Exercisab  Unexercisab
                                       le         le           le         le

G. A. Andreas      -0-         -0-      72,975      699,196       -0-         -0-
J. D.              -0-         -0-      15,283      362,091       -0-         -0-
McNamara
B. D Kraft         -0-         -0-      36,627       55,382       -0-         -0-
M. L. Andreas      -0-         -0-      29,383      147,265       -0-         -0-
C. T. Bayless      -0-         -0-      41,653        -0-         -0-         -0-

(1) Table reflects adjustments for stock dividends and stock splits paid to date.



     The Company has a Retirement Plan for Salaried Employees (the "Plan"). The Company made a contribution to the Plan for calendar and Plan year 1999 equal to the required minimum ERISA contribution. The following table shows the estimated annual benefits payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications:

11
PAGE 12

  5 Year Average Base       For Years of Credited Service Shown Below
     Compensation            10         20           30           35
_____________________________________________________________________

       $200,000          $ 33,070 $   66,139   $   99,209  $
104,209
        400,000            68,070    136,139      204,209
214,209
        600,000           103,070    206,139      309,209
324,209
        800,000           138,070    276,139      414,209
434,209
      1,000,000           173,070    346,139      519,209
544,209
      1,200,000           208,070    416,139      624,209
654,209
      1,400,000           243,070    486,139      729,209
764,209
      1,600,000           278,070    556,139      834,209
874,209
      1,800,000           313,070    626,139      939,209
984,209

 The pension amount is based on the final average monthly compensation (average of the 60 consecutive months of the last 180 months which produce the highest average). For purposes of the Plan, the term "compensation" is defined as base compensation ("Salary" as shown in the Summary Compensation Table) paid during the Plan year. The pension amount is calculated as follows: final average monthly compensation times 36% plus 16.5% of final average compensation in excess of covered compensation for the first 30 years of service plus 0.5% of final average compensation for each year in excess of 30 years of service and additional early retirement reduction when the pension commences prior to age 65. The normal retirement age under the Plan is age 65 with 5 years of service. The 5 year average compensation for purposes of the Plan of each of the five highest paid Executive Officers of the Company and the number of years of service rounded to the nearest year and credited to each of them under the Plan was as follows: G. A. Andreas $1,460,283 (27 years); B. D Kraft $819,667 (24 years); M. L. Andreas $682,825 (28 years); J.D. McNamara $646,229 (20 years); C. T. Bayless $602,333 (42 years).

  Various provisions of the Internal Revenue Code of 1986 limit the amount of benefits payable under a qualified pension plan. When these limits operate to reduce a pension benefit payable under the Plan, the Company will provide additional amounts so that the total annual pension will be as provided in the Plan.

Compensation Committee Report


      The Compensation Committee (the "Committee") is comprised of six independent directors. The Committee reviews and establishes the compensation of the officers of the Company, approves the direct annual compensation to any employee in the amount of $200,000 or more, approves awards to employees pursuant to the incentive compensation plans of the Company, and approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans. All actions of the Committee are submitted to the Board of Directors for ratification.
12
PAGE 13
     The objective of the Company's compensation program is to provide annual compensation to the employees and executives of the Company that is competitive with that for comparable employment, responsibilities and performance in major industries on a worldwide basis. The Committee, whose members are investors and business leaders, is generally familiar with compensation packages offered by peer group companies. The Committee also familiarizes itself with various forms and types of remuneration from general news reports, periodicals and reports of other public corporations, as well as by consultation with compensation experts from nationally recognized firms. In determining an officer's or other employee's compensation, the Committee considers, in addition to these factors, the individual's job performance, the Company's ability to pay and growth record, cost of living increases, and in the case of all individuals except the Chief Executive, the recommendations of management and the individual's supervisors.

      The compensation program of the Company consists principally of salary and from time-to-time, not necessarily annually, an award of stock options or other form of long term incentive compensation. Historically, stock options have been granted at the market price on the date granted and are exercisable in increments over a five or ten year term. Bonuses are not a part of the compensation program, nor do any executives, including the Chief Executive, have employment contracts. The reportable compensation of all employees is adjusted to reflect the personal use, if any, of Company-owned facilities. This year, to further align executive compensation with increases in stockholder value, the top eight members of senior management, including the Chief Executive and President, received no salary increases, but were granted stock options which are exercisable in increments between 2002 and 2010 at strike prices of $10.00, $12.50, and $15.00 per share. These strike prices were at or above the market price of the Company's stock on the date of grant.

      The compensation for the Chief Executive was established by the Committee considering all of the factors previously described in this Report. The Committee proposed and the Board of Directors approved no change in the $2.4 million annual salary for the Chief Executive and granted stock options to him for 500,000 shares of Company stock, exercisable over the period and with one-third of such shares at each of the strike prices referenced in the preceding paragraph. The Corporate Governance Committee, comprised of all of the non-management directors, evaluates the performance of the Chief Executive. The evaluation of the Corporate Governance Committee is then forwarded to the Compensation Committee which establishes the compensation for the Chief Executive.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 annually to each of the corporation's chief executive officer and four other most highly compensated executive officers.
One of the exceptions to this deduction limit is for qualifying "performance-based" compensation. The Company's incentive compensation plans have been designed to qualify as performance-based compensation plans satisfying this exception. However, certain other compensation paid to the Company's executive officers will be subject to the deduction limitation. The Committee believes, in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The Committee will, however, continue to consider future opportunities for compliance with
Section 162(m) that it feels are in the best interests of the Company and its stockholders. The Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company's overall tax position.

                              O. G. Webb, Chairman
                              J. R. Block
                              G. O. Coan
                              F. R. Johnson
                              D. J. Mimran
                              J. K. Vanier
13
PAGE 14
            Comparison of Five Year Cumulative Total Return
   Among Archer-Daniels-Midland Company (ADM), the S & P Foods Index
                        and the S & P 500 Index

Measurement Period       ADM       S & P Foods         S & P 500
(Fiscal Year Covered)                   Index               Index
__________________       ___       __________          _________


Measurement Pt - 06/30/95     $100      $100           $100


FYE 06/30/96             $109      $118           $126
FYE 06/30/97             $142      $165           $170
FYE 06/30/98             $124      $207           $221
FYE 06/30/99             $105      $187           $271
FYE 06/30/00             $ 71      $164           $291

$100 invested on 06/30/95 in stock or index including reinvestment of dividends.
Fiscal year ending June 30.

Graph produced in accordance with SEC regulations by Research Data
Group, Inc.
14
PAGE 15
Certain Relationships and Related Transactions


 During the fiscal year ended June 30, 2000, the Company retained the services of the law firms of Akin, Gump, Strauss, Hauer & Feld of which Robert S. Strauss, a director of the Company, is a partner and Ogilvy Renault of which M. Brian Mulroney, a director of the Company, is the senior partner. The Company may continue to retain the services of, and refer specific matters to, these firms during the next fiscal year.

Auditors
 The firm of Ernst & Young LLP, independent auditors, has audited the records of the Company for many years. The Board of Directors wishes to continue the services of this firm for the fiscal year ending June 30, 2001, and the Stockholders' ratification of such appointment is requested. Representatives of Ernst & Young LLP will attend the Annual Meeting and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

 Based solely upon a review of copies of reports furnished to the Company during the fiscal year ended June 30, 2000, the following persons filed the number of late reports or failed to file reports/representing the number of transactions set forth after his name: D. Garceau 1 report/1 transaction and C. T. Bayless 1 report/1 transaction.

STOCKHOLDER'S PROPOSAL NO. 1

 The following proposal and supporting statement have been submitted by Martin Glotzer, 7061 North Kedzie, Chicago, Illinois 60645 and/or The Ruffy Corp., 29 East 64th Street, New York, New York 10021-7043. Mr. Glotzer and The Ruffy Corp. hold 115 shares and 546 shares of Company stock, respectively:

               Stockholder Proposal:  Cumulative Voting

  RESOLVED:  That the stockholders of Archer-Daniels-Midland Company,
  assembled in annual meeting   in person and by proxy, hereby
  request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

  REASONS

  Strong support along the lines we suggest were shown at the 1999 annual meeting when 153,732,154 shares (34.3%), were cast in favor of this proposal.

  We believe the board of directors of Archer-Daniels-Midlands should adopt cumulative voting in the election of directors as part of its program of corporate governance.

  Provision for cumulative voting brings to the corporate system a means by which a significant group of stockholders, though in the minority, can elect candidates of its choice, making a more diverse board of directors.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.
15
PAGE 16

Recommendation of the Board of Directors Against the Proposal

 The Board of Directors believes that each Director should be chosen for his or her qualifications and ability to serve the Company and all of its Stockholders. Cumulative voting introduces the possibility of a director being committed to serve the special interests of a small fraction responsible for the Director's election, rather than the best interests of the Stockholders as a whole. The present system of voting for the election of Directors avoids the conflict created when a Director is elected by a narrow constituency. The Company's Stockholders defeated similar proposals at the 1996, 1998 and 1999 Annual Meetings.

 The Board of Directors recommends that Stockholders vote AGAINST this Stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

STOCKHOLDER'S PROPOSAL NO. 2

 The following proposal and supporting statement have been submitted jointly by Maryknoll Sisters, P. O. Box 311, Maryknoll, New York 10545-0311 and the Sisters of St. Dominic, Office of Corporate Responsibility, 52 Old Swartswood Station Road, Newton, NJ 07860-5103. Maryknoll Sisters and Sisters of St. Dominic hold 5,250 shares and 1,400 shares of Company stock, respectively:

        Stockholder Proposal:  Genetically Engineered Products

     WHEREAS:  International markets for genetically engineered (GE)
foods          are threatened by extensive resistance;
         Several of Europe's largest food retailers, including Tesco,
Sainsbury                Group, Carrefour, and Rewe, have committed to
removing GE ingredients            from their store-brand products, as
have U.S. retailers Whole Foods              Market and Wild Oats
Markets;
         In the UK, three fast-food giants -- McDonalds, Burger King,
and                 Kentucky Fried Chicken -- are eliminating GE soya
and corn ingredients               from their menus;
              McCain Foods of Canada, the largest potato and frozen french fry processor in the world, announced they would no longer accept Bt potatoes for their brand-name products (11/99);
         Gerber Products Co. announced in July 1999 that they would
not allow GE        corn or soybeans in any of their baby foods;
         Frito Lay, a division of Pepsico, asked its farmers from
whom it                  purchases corn for its chips to provide only
non-genetically engineered         corn (January 2000);
              Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (January, 2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs and countries can decide whether to import those commodities based on a scientific risk assessment.

16
PAGE 17
     There is scientific concern that genetically engineered
agricultural products    may be harmful to humans, animals, or the
environment;
         The U. S. Department of Agriculture has acknowledged
(7/13/1999) the               need to develop a comprehensive approach
to evaluating long-term and             secondary effects of GE
products.
         Some GE crops have been engineered to have higher levels of
toxins, such        as Bacillus thuringiensis (Bt), to make them
insect-resistant;
         In 1998, research showed that Bt crops are building up Bt
toxins in the       soil, thereby harming soil ecology and beneficial
organisms and insects;
         In 1999, the European Union proposed the suspension of
approval of new               genetically engineered organisms until a
new safety law for genetically          engineered organisms is
implemented in 2002.  This followed a new study        that show Bt
corn pollen may harm monarch butterflies.

     In the U.S., we have a long tradition of citizens "Right to
Know"; an      expression of this includes the current laws requiring
nutritional labeling of  foods;
         A January 1999 Time/CNN poll indicted that 81% of Americans
said that GE        food should be labeled as such;
         GE crops may incorporate genes from animal species.
Individuals can not           avoid them for religious or ethical
reasons unless they are labeled;
         The European Union requires labeling of GE foods, and
labeling has been        proposed by governmental authorities in
Japan, New Zealand, and                 Australia.

     RESOLVED:  Shareholders request the Board of Directors to adopt a
policy of      removing genetically engineered crops, organisms, or
products thereof from all     products sold or manufactured by the
company, where feasible, until long-term     safety testing has shown
that they are not harmful to humans, animals, and the environment; with the interim step of labeling and identifying these products that may contain these ingredients, and reporting to the shareholders
by   January, 2001.

Recommendation of the Board of Directors Against the Proposal

     The United States Food and Drug Administration (the "FDA") is the federal agency primarily responsible for insuring the safety of food and food ingredients. These products are also regulated by the United States Department of Agriculture ("USDA"). The FDA and USDA have subjected biotechnology products to analysis based upon sound scientific principles. The Board is not aware that the FDA, the USDA or any other regulatory agency has found or believes that food and food ingredients developed by these techniques, as a class, present any different or greater safety concerns than food and food ingredients developed from traditional sources.

     The FDA requires labeling of genetically engineered foods if the food is significantly changed from its traditional form. This proposal would require the Company to unilaterally adopt a different standard for labeling which the Board believes would result in inconsistency and confusion.

17
PAGE 18
     It is the opinion of the Board that the adoption of this proposal would cause the Company to sacrifice flexibility in responding to its customers demands and to operate at a significant disadvantage to its competitors that have not implemented similar policies. Whether through compliance costs, such as increased raw material and handling costs, or loss of customers, the adoption of this proposal could result in a significant adverse impact on the Company. Similar proposals have been submitted to several food and food ingredients companies and the Board is not aware that the stockholders of any of these companies have given more than minimal support to such a proposal.

     While the Board recognizes the ongoing debate regarding genetically engineered foods, the Board believes that these issues should be resolved uniformly by the appropriate governmental agencies which can evaluate all aspects of the issues in a balanced, fully-informed manner utilizing sound scientific principles.

     Accordingly, the Board of Directors recommends that Stockholders vote AGAINST this Stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

     Proposals of Stockholders intended to be presented at the next Annual Meeting and desired to be included in the Company's Proxy Statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, 62526, no later than May 21, 2001, in order to be included in such Proxy Statement. Generally, if written notice of any Stockholder proposal intended to be presented at the next Annual Meeting is not delivered to the Secretary at the above address between July 27, 2001 and August 28, 2001 (or, if the next Annual Meeting is called for a date that is not within the period from September 26, 2001 to November 25, 2001, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such Annual Meeting is mailed or public disclosure of the date of such Annual Meeting is made), or if such notice does not contain the information required by Section 1.4(c) of the Company's Bylaws, the chair of the Annual Meeting may declare that such Stockholder proposal be disregarded.


Other Matters

 It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this Proxy Statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a Stockholders' vote, the Proxy Committee will vote thereon according to its best judgment in the interest of the Company.

                              By Order of the Board of Directors
                              ARCHER-DANIELS-MIDLAND COMPANY
September 18, 2000             D. J. Smith, Secretary
18
PAGE 19
Please Fill In and Sign the Accompanying Form of Proxy and Mail as Soon as Possible
In the Enclosed Addressed Envelope. No Postage is Necessary.





                    ANNUAL MEETING OF STOCKHOLDERS

 YOU ARE URGED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS THIS
YEAR. THE MEETING WILL BE HELD AT 11:00 A.M. ON THURSDAY, OCTOBER 26, 2000, AT THE JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS.
 ADMITTANCE TO THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS.
IF YOU ARE A STOCKHOLDER OF RECORD AND PLAN TO ATTEND, PLEASE DETACH THE ADMISSION TICKET FROM THE TOP OF YOUR PROXY CARD AND BRING IT WITH YOU TO THE ANNUAL MEETING. THE NUMBER OF PEOPLE ADMITTED WILL BE DETERMINED BY HOW THE SHARES ARE REGISTERED, AS INDICATED ON THE ADMISSION TICKET. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE, PLEASE REQUEST AN ADMISSION TICKET BY WRITING TO: ARCHER-DANIELS-MIDLAND COMPANY SHAREHOLDER RELATIONS, 4666 FARIES PARKWAY, DECATUR, IL 62526-5666. EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BROKER, BANK OR NOMINEE, MUST ACCOMPANY YOUR LETTER. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP. THE NUMBER OF TICKETS SENT WILL BE DETERMINED BY THE MANNER IN WHICH SHARES ARE REGISTERED. IF YOUR REQUEST IS RECEIVED BY OCTOBER 20, 2000, AN ADMISSION TICKET WILL BE MAILED TO YOU. ALL OTHER ADMISSION TICKETS CAN BE OBTAINED AT THE REGISTRATION TABLE LOCATED AT THE JAMES R. RANDALL RESEARCH CENTER LOBBY BEGINNING AT 9:30 A.M. ON THE DAY OF THE ANNUAL MEETING.

19